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EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiaries	State of Incorporation/Formation
Brad Foote Gear Works, Inc.	Illinois
Broadwind Services, LLC	Delaware
Broadwind Towers, Inc.	Wisconsin

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  EXHIBIT 21.1
Subsidiaries of the Registrant